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      Exhibit 10.21



April 30, 1999



Arthur Treacher's, Inc.
Mr. Bruce Galloway
7400 Baymeadows Way, Suite 300
Jacksonville, FL 32256

Dear Bruce:

This letter hereby amends the Arthur Treacher's/Miami Subs Development Program Master Agreement dated August 13, 1998.

1. Arthur Treacher's, Inc. ("Arthur Treacher's") agrees to grant Miami Subs USA, Inc. ("MSUSA") the exclusive (United States only) right to co-brand Arthur Treacher's concept and products. MSUSA shall have the exclusive right to (a) co-brand Arthur Treacher's in existing Miami Subs restaurants; (b) co-brand Arthur Treacher's in new restaurants within the Miami Subs system which may or may not include co-branding with Nathan's, Kenny Rogers, or Miami Subs; and (c) co-brand with any other fast-food restaurant or fast-food restaurant company; provided, however, Arthur Treacher's has the right to enter into a co-branding arrangement with Riese Restaurant in Manhattan, Pudgies Chicken and Sylvia's. Arthur Treacher's recognizes that Miami Subs co-brands with other concepts (including Baskin-Robbins, Nathan's and Kenny Rogers) and plans to expand this program to other cc-branding partners and is developing co-branded units which may or may not include a Miami Subs or an Arthur Treacher's.

Arthur Treacher's may not operate or license others to operate a standard Arthur Treacher's restaurant within a one (1) mile radius (or within ten (10) city blocks in any urban market) of any Miami Subs restaurant or co-brand restaurant In the Miami Subs system. Arthur Treacher's agrees to enter into franchise agreements or license agreement with each co-brand restaurant designated by Miami Subs permitting the sale of Arthur Treacher's products at such co-branded restaurant. Arthur Treacher's retains all retail rights to Arthur Treacher's products and the right to license non-chain (multi-unit) non-fast food, restaurants to sell Arthur Treacher's products.



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2. An initial  franchise fee associated with entering into an Arthur  Treacher's
Franchise Agreement under this program shall be no less than Five Thousand Dollars ($5,000.00). Miami Subs will collect the franchise fee from the franchisee and will remit Two Thousand Five Hundred Dollars ($2,506.00) collected from any existing Miami Subs Restaurant and any existing Miami Subs franchisee who are opening a new restaurant, to Arthur Treacher's within 15 days following the collection of the initial franchise fee. There shall be no separate franchise fee due to Arthur Treacher's for Miami Subs company operated co-branded restaurants; however, Miami Subs shall reimburse Arthur Treacher's for approved direct, out- of-pocket expenses incurred by Arthur Treacher's in participating in the unit opening. For prospective franchisee to the Miami Subs or Nathan's system whose principle(s) are not currently a franchisee with the Miami Subs or Nathan's system, Miami Subs will remit Five Thousand Dollars ($5,000.00) to Arthur Treacher's within fifteen (15 days following collection from such prospective franchisee of the initial franchise fees associated with entering into an Arthur Treacher's Franchise Agreement under this program. Miami Subs may, in its sole discretion, charge each co-brand restaurant an opening fee.

3. For any prospective cc-brand restaurant whose principle(s) are not currently a franchisee with the Miami Subs System, Miami Subs shall remit to Arthur Treacher's a royalty fee of two percent (2%) of the total Arthur Treacher's products Gross Revenue in the Restaurant on a monthly basis within ten (10) days following the month tat the entire royalty fee is collected from the owner of the co-brand restaurant.

4. Arthur Treacher's further agrees to two (2) Nathan's Famous, Inc. ("Nathan's)/Arthur Treacher's test units. There will be no royalty fees due Arthur Treacher's from the Nathan's/Arthur Treacher's test units for one hundred and twenty (120) days from the opening of each Nathan's/Arthur Treacher's test unit. After one hundred and twenty (120) days from the opening of each Nathan's/Arthur Treacher's test unit, Arthur Treacher's shall receive a royalty fee of two percent (2%) of the total Arthur Treacher's gross revenue in the test unit on a monthly basis within ten (10) days following the month the revenues were collected. There will be no initial franchise fee charged for either of the Nathan's/Arthur Treacher's test units. Upon termination or expiration of the test period, Arthur Treacher's shall provide the owner/operator with the approved Arthur Treacher's franchise agreement for use with this program.

5. To maintain the exclusivity granted to Miami Subs by Arthur Treacher's, Miami Subs agrees that 1) between the date hereof and April 30, 2001, twelve (12) existing Miami Subs restaurants shall be converted into co-branded restaurants which include Arthur Treacher's and there will be twenty-five (25) new co-branded restaurants which include Arthur Treacher's a 2) by April 30, 2002 there


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will be an additional twenty-five (25) new  co-brandedrestaurants  which include
Arthur Treacher's be opened; and 3) each twelve (12) months thereafter there will be an additional forty (40) new co-branded restaurants which include Arthur Treache to be opened. If there are more than the required approved in any year, the excess will be applied to meet the requirements in the following year. Should Miami Subs fail to meet the above schedule, Miami Subs shall lose its right to exclusivity but shall continue to have all other rights set forth herein and in the Miami Subs/Arthur Treacher's Development Program Master
Agreement,   including,   without  limitation,  the  right  to  open  co-branded
restaurants with Arthur Treacher's.

If Arthur Treacher's is acquired by an entity which desires to terminate Miami Subs exclusive rights to co-brand with Arthur Treacher's, Arthur Treacher's has the right to terminate Miami Subs exclusivity by paying Miami Subs Fifteen Thousand Dollars ($15,000.00) for each existing or approved Arthur Treacher's co-branded restaurant and Ten Thousand Dollars ($10,000.00) for each co- branded restaurant that would have been developed or approved in accordance with the schedule set forth above bad Miami Subs continued to have the exclusive right to co-brand with Arthur Treacher's for the three (3) years following the date Miami Subs exclusivity was terminated (ie., if Miami Subs exclusivity is terminated on April 29, 2002, then Arthur Treacher's would pay Miami Subs $ 15)000.00 for each existing or approved co-branded restaurant and $250,000 for the first year following the termination and $400,000 for each of the two years thereafter).

If Arthur Treacher's desires to cancel this Agreement for any other reason, other than its' being acquired, then it may do so under the same terms and conditions outlined herein, provided it so advises Miami Subs at least six (6) months prior to the proposed date of cancellation.

In the event the exclusivity outlined herein is terminated, Miami Subs (or its corporate affiliates) shall continue to have all other rights set forth herein, including, without limitation, the right to open co-branded restaurants serving Arthur Treacher's products.

6. If Arthur Treacher's files for bankruptcy, Arthur Treacher's desires and grants Miami Subs the right to continue to use the Arthur Treacher's trademarks, recipes, operational procedures, and other items necessary to continue to develop and operate the co-branded restaurants, ten existing or to be opened. Miami Subs shall retain all rights it has under this Agreement and the same rights tat other Arthur Treacher's franchisees have during a pending bankruptcy, including the right to order from Arthur Treacher's suppliers.



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7. Except as amended hereby, all of the terms arid conditions of the Development
Program Master Agreement shall continue in full force and effect and the representation, warranties and covenants contained in the Development Program Master Agreement shall be read to give effect to the amendments contained herein. In the event this letter conflicts with the Development Program Master Agreement, this letter governs.

Please execute below acknowledging your acceptance of the terms of this letter.

Sincerly,

Miami Subs Corporation

Donald Peflyn
President and
Chief Operating Officer





ACCEPTED AND AGREED:


/s/ Bruce Galloway
Bruce Galloway, Chairman of the Board

Date: 05/04/99


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